                                                                    Exhibit 99.1



The Administrator
Mohawk Carpet Corporation
 Retirement Savings Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan ("Plan") as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2000 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                  /s/ KPMG LLP

Atlanta, Georgia
May 22, 2001

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

             Statements of Net Assets Available for Plan Benefits

                          December 31, 2000 and 1999



                                                                     2000                      1999
                                                             --------------------      --------------------
Assets:
  Investments (notes 3 and 4):
    Mutual funds, at fair value                              $        104,065,096                77,751,684
    Mohawk Industries, Inc. common stock, at fair value                21,766,298                18,619,828
    Money market funds, at cost                                        69,147,930                61,154,948
    Loans to participants, at cost                                     10,343,989                 8,387,633
                                                             --------------------      --------------------
         Total investments                                            205,323,313               165,914,093

  Contributions receivable from employer                                  314,866                   472,185
  Contributions receivable from participants                              904,948                 1,393,040
  Receivable from American Rug Craftsman
  401(k) Savings Plan (note 7)                                                  -                 3,301,969
  Receivable from American Weaver
  Retirement Plan (note 7)                                                      -                   964,642
                                                             --------------------      --------------------
         Net assets available for plan benefits              $        206,543,127               172,045,929
                                                             ====================      ====================

                See accompanying notes to financial statements.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

        Statement of Changes in Net Assets Available for Plan Benefits

                         Year ended December 31, 2000

Additions:
 Investment income:
  Interest and dividends                                                          $          9,687,688
  Net appreciation in fair value of investments:
  Mutual funds                                                                               7,458,967
  Mohawk Industries, Inc. common stock                                                       1,712,726
                                                                                  --------------------
          Net investment income                                                             18,859,381
  Contributions from employer                                                               10,629,497
  Contributions from participants                                                           18,950,559
  Transfers from other plans (note 7)                                                        1,388,357
                                                                                  --------------------
          Total additions                                                                   49,827,794
                                                                                  --------------------
Deductions:
  Participants' benefits                                                                    15,259,786
  Administrative expenses                                                                       70,810
                                                                                  --------------------
          Total deductions                                                                  15,330,596
                                                                                  --------------------
           Increase in net assets available for plan benefits                               34,497,198
Net assets available for plan benefits at beginning of year                                172,045,929
                                                                                  --------------------
Net assets available for plan benefits at end of year                             $        206,543,127
                                                                                  ====================

                See accompanying notes to financial statements.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999


(1)  Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies followed by the Plan in preparing its financial statements.

     (a)  Basis of Presentation

          The records of the Plan are maintained on the cash basis of accounting. The accompanying financial statements of the Mohawk Carpet Corporation Retirement Savings Plan (the "Plan") have been prepared on the accrual basis of accounting and present the net assets available for plan benefits and changes in those net assets.

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     (b)  Investments

          Investments in mutual funds and common stock are stated at fair value based on quoted market prices or as determined by Scudder Kemper Investments (Trustee). Investments in money market funds and loans to participants are stated at cost which approximate fair value. Securities transactions are accounted for on a trade date basis.

          Realized and unrealized investment gains and losses are included in net appreciation in fair value of investments in the statement of changes in net assets available for plan benefits.

     (c)  Fair Value of Financial Instruments

          Investments in securities are stated at fair value. In addition, management of the Plan believes that the carrying amount of receivables is a reasonable approximation of the fair value due to the short-term nature of these instruments.

(2)  Description of the Plan

     The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     (a)  General

          The Plan is a defined contribution plan and covers all employees of Mohawk Carpet Corporation (the "Company"), a wholly owned subsidiary of Mohawk Industries, Inc. The Plan provides for retirement savings to qualified active participants through both participant and employer contributions and is subject to certain provisions of the Employee Retirement

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999


          Income Security Act of 1974 (ERISA). Employees are eligible to participate in the Plan at the beginning of a calendar month after completing one year of service.

       The Plan is administered by an Administrative Committee appointed by the Company. The Administrative Committee is responsible for the control, management, and administration of the Plan and the assets held in trust at Scudder Kemper Investments as of December 31 2000 and 1999, and for the year ended December 31, 2000.

   (b) Contributions

       Contributions to the Plan are made by both participants and the Company. Participants may contribute a maximum of 16% of their gross compensation, subject to certain limitations. Participants may allocate their contributions in multiples of 1% to various investment funds of the Plan. The employer makes a 50% matching contribution up to the first 4% of each participant's gross compensation contributed to the Plan. The Company amended the Plan effective January 1, 2000 to match an additional $0.25 for every $1.00 of employee contributions in excess of 4% up to a maximum of 6%. The terms of the Plan also provide for discretionary employer profit sharing contributions to the Mohawk Stock Fund for plan participants employed on the last day of the plan year or terminated during the plan year on account of death, disability, or retirement.

   (c) Participant Accounts

       Each participant's account is credited with their contribution for the period as well as the employer's matching contribution. Investment income, realized gains/losses, employer profit sharing contributions, and the change in unrealized appreciation or depreciation on plan investments are credited to participants' accounts monthly based on the proportion of each participant's account balance to the total account balance within each investment fund at the beginning of the month.

       Participant accounts may be invested in one or more of the investment funds available under the Plan at the direction of the participant. The Plan provides for monthly valuation of accounts. Current investment funds available within the Plan include the following:

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999


           Investment Fund                                  Fund Objective
           ---------------                                  --------------

Scudder Stable Value Fund:                       To provide fixed rate of return
                                                 for a fixed period of time.
                                                 Money in this fund is invested
                                                 in investment contracts, money
                                                 market securities and treasury
                                                 bills.

PIMCO Total Return Fund:                         To provide the opportunity for
                                                 higher earnings than the stable
                                                 value fund. Money in this fund
                                                 is invested primarily in
                                                 intermediate term, high-
                                                 quality, fixed income
                                                 securities.

Scudder Balanced Fund:                           To provide capital growth and
                                                 current income while
                                                 minimizing the risk of
                                                 principal loss associated with
                                                 common stocks by investing in
                                                 a changing mix of seasoned
                                                 stocks and investment grade
                                                 bonds.

Kemper-Dreman High-                              To provide long-term capital
  Return Equity Fund:                            growth through investing in
                                                 large capitalization stocks in
                                                 undervalued sectors of the
                                                 stock market.


Scudder S&P 500 Index Fund:                      To track the performance of the
                                                 Standard and Poor's 500
                                                 Composite Stock Price Index,
                                                 which emphasizes stocks of
                                                 large U.S. companies.

Baron Asset Fund:                                To provide long-term capital
                                                 growth through investing in the
                                                 stocks of small- and medium-
                                                 sized companies with
                                                 undervalued assets.

Scudder International Fund:                      To provide long-term capital
                                                 growth through a flexible
                                                 policy of investing in stocks
                                                 and debt obligations of
                                                 companies and governments
                                                 outside the U.S.

Mohawk Stock Fund:                               To provide capital appreciation
                                                 through the ownership of Mohawk
                                                 Industries shares.

Scudder 21/st/ Century                           To provide long-term growth of
     Growth Fund:                                capital through investing
                                                 primarily in emerging growth
                                                 companies poised to become
                                                 leaders in the 21/st/ Century.

Transamerica Premier                             To provide long-term growth
      Equity Fund:                               through investing in a
                                                 diversified portfolio of equity
                                                 securities of domestic growth
                                                 companies of any size.

AIM Value Fund:                                  To provide long-term growth of
                                                 capital through investing in
                                                 stocks of companies that are
                                                 undervalued relative to the
                                                 stock market as a whole.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999


     (d)  Distributions to Participants

          Upon termination of employment, the participant's account shall be distributed in a lump-sum cash payment as soon as administratively practicable, unless the participant elects otherwise. A participant may elect to receive his distribution in approximate equal installments over a period designated by the participant, not to exceed the lesser of 15 years or the life expectancy of the last survivor of the participant and his beneficiary.

          Under the terms of the Plan, participants may make hardship withdrawals from their accounts upon furnishing proof of hardship as specified in the Plan agreement. Participants may also borrow the lesser of $50,000 or 50% of the value of their accounts subject to limitations provided by the Plan. Loans must be paid back to the Plan generally within four years of the loan date.

          Amounts due to participants who have withdrawn from the Plan but have not been paid at December 31, 2000 and 1999 totaled $170,697 and $7,498, respectively.

     (e)  Vesting

          Participants are immediately vested in their contributions and the Company's matching and discretionary contributions and the income earned on such contributions. Effective January 1, 2001, participants whose entry date is on or after January 1, 2001 will be vested in the Company's matching and discretionary contributions in accordance with the following schedule:


               Years of vesting service                    Percent vested
               ------------------------                    --------------

               Less than one year                                0%
               One year or more                                100%

     (f)  Administrative Expenses

          Certain administrative expenses of the Plan are paid by the Company. These costs include legal, accounting, and certain administrative fees.

(3)  Transactions with Parties-In-Interest

     At December 31, 2000 and 1999, the Plan held investments in trust funds and money market accounts sponsored by the trustee with current values of $160,915,675 and $136,030,055, respectively. The Plan also held investments in 795,119 and 747,855 shares of Mohawk Industries, Inc. common stock at December 31, 2000 and 1999, respectively.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999


(4)  Investments

     The following investments represent 5% or more of the Plan assets at December 31, 2000 and 1999:

                                                                            2000                   1999
                                                                      -----------------      ----------------
        Mutual funds:
         Scudder Balanced Fund                                            15,250,186            13,388,084
         Scudder S&P 500 Index Fund                                       12,537,715            10,297,656
         Kemper-Dreman High-Return Equity Fund                            57,646,310            47,720,992
        Mohawk Industries, Inc. common stock                              21,766,298            18,619,828
        Money market fund - Scudder Stable Value Fund                     69,147,930            61,154,948

     All of the Plan's investments are held by a party-in-interest to the Plan.

(5)  Income Tax Status

     The Internal Revenue Service made a favorable ruling on the application for determination of qualification submitted by the Company in September 1995. The Plan has been amended since receiving the determination letter and the Plan has filed an application for an updated determination letter. The administrative committee of the Plan is not aware of any course of action or series of events that might adversely affect the Plan's qualification under Section 401(a) of the Internal Revenue Code, and under which the Plan would be subject to tax under present income tax law.

(6)  Plan Termination

     While it is the Company's intention to continue the Plan indefinitely, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan agreement.

(7)  Plan Mergers

     In 1999, the plan sponsor elected to merge the American Rug Craftsmen 401(k) Savings Plan and the American Weaver Retirement Plan with the Plan. The assets from these plans represent the receivables of $3,301,969 and $964,642, respectively, and were received by the Plan in January 2000.

     During 2000, the assets of Multitex Employee Retirement Savings Plan were merged with the plan. Plan assets include assets of $1,388,357 transferred from Multitex Employee Retirement Savings Plan.

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                Schedule of Assets Held for Investment Purposes

                              December 31, 2000


Identity of the issue                                             Description of investments                 Current value
----------------------------------------------------      -------------------------------------------      -----------------
Mutual funds:
    PIMCO Total Return Fund                                       275,890   mutual fund units              $       2,866,499
    Scudder Balanced Fund*                                        792,217   mutual fund units                     15,250,186
    Scudder S&P 500 Index Fund                                    336,854   mutual fund units                     12,537,715
    Scudder International Fund*                                    86,174   mutual fund units                      4,335,407
    Kemper-Dreman High-Return Equity*                           1,560,539   mutual fund units                     57,646,310
    Baron Asset Fund                                               47,533   mutual fund units                      2,585,321
    AIM Value Fund                                                115,848   mutual fund units                      1,449,253
    Transamerica Premier Equity Fund                              259,811   mutual fund units                      5,396,278
    Scudder 21st Century Fund*                                     90,700   mutual fund units                      1,998,127

Mohawk Industries, Inc.* - common stock                           795,119   shares of common stock                21,766,298

Money Market Fund - Scudder Stable Value Fund*                 69,147,930   Money Market Fund                     69,147,930

Loans to participants                                                  (1)                                        10,343,989
                                                                                                           -----------------

Total                                                                                                      $     205,323,313
                                                                                                           =================


      * Scudder Kemper Investments, Trustee, and Mohawk Industries, Inc. are parties-in-interest to the Plan.

     (1) Loans are consummated at a fixed rate (then current prime rate plus 1%) for terms up to four years or 20 years for residence. Interest rates range from 7% to 10% on loans outstanding.


                 See accompanying independent auditors' report